Exhibit 10.24

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made effective the 1st day of December, 2005 (the “Commencement Date”), by and between Foundation Bariatric Real Estate of San Antonio, L.P., an Texas limited liability company (“Lessor”), and Foundation Bariatric Hospital of San Antonio, L.P., a Texas limited partnership (“Lessee”).

W I T N E S S E T H:

WHEREAS, the Lessor is the owner of certain real property located at 9550 Huebner Rd., San Antonio, Texas 78240, legally described at Exhibit “A”, attached as a part hereof together with the improvements located thereon consisting of a building, parking, walkways and related facilities (sometimes referred to herein as the “Property” or the “Leased Premises”); and,

WHEREAS, the parties desire that the Lessor lease the entire Property to the Lessee, all in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the rents, covenants, and agreements herein contained, the parties agree as follows:

1. Lease. The Lessor does hereby demise and lease to the Lessee, and the Lessee does hereby rent from the Lessor the Leased Premises, together with all rights, easements, entrances, exits, approaches and appurtenances relating thereto and the right to use in common with the Lessor the parking, driveway and walkway facilities located thereon.

2. Term. The initial term of this Lease shall be for a period of fifteen (15) years commencing on the Commencement Date (the “Initial Term”).

3. Renewal Options. Provided the Lessee shall not then be in default of its obligations under this Lease, the Lessee shall have the continuing right and option to extend the term of this Lease beyond the Initial Term for two (2) additional successive periods of five (5) years each (each a “Renewal Term”) on the same terms as contained in this Lease except for the amount of Rent payable hereunder as stated in paragraph 4 hereof, and provided that the Lessee shall have no option to extend the term of this Lease beyond the last of the above-stated Renewal Terms. The Lessee will be deemed to have exercised the foregoing option to extend the term of this Lease for each Renewal Term unless it serves written notice on the Lessor that the Lease term not be so extended on or before one hundred twenty (120) days prior to the commencement date of such Renewal Term.

4. Rent. During the Initial Term of this Lease, the Lessee covenants and agrees to pay to Lessor Rent for the Leased Premises on the first day of each calendar month in advance during the term hereof (prorated in the case of the first and last months if less than a full calendar month). “Rent” shall be the amount of “Base Rent” for the initial term of this Lease as set forth on Schedule 4 hereto, plus all other amounts due under this Lease. If the Lessee exercises its right to extend the term of this Lease, the Base Rent for each month of the first Renewal Term will equal one hundred five percent (105%) of the monthly Base Rent during the Initial Term of the Lease, and monthly Base Rent for the second Renewal Term shall equal one hundred five percent (105%) of the monthly Base Rent during the first Renewal Term.

5. Absolute Net Lease. This Lease is an absolute net lease, and Base Rent and all other sums payable hereunder shall be paid without notice, demand, counterclaim, setoff, deduction, abatement, suspension, deferment, diminution or reduction. Except as otherwise expressly provided in this Lease, the Lessee shall at all times remain bound by this Lease and shall at all times remain obligated to pay the stated rentals and all other sums required by this Lease. The Lessee expressly acknowledges and agrees that the Lessor is not obligated to perform any services of any nature with respect to the Leased Premises after the Commencement Date except as may be specifically provided in this Lease.

6. Leased Premises Use. Lessee may use the Leased Premises only as a health care facility, including but not limited to a hospital, and for purposes related thereto. The Lessee agrees not to use the Leased Premises for any illegal purpose.

7. Lessee’s Maintenance. After the Commencement Date, the Lessee, at its expense, will keep the Leased Premises and all improvements located thereon in a good and clean condition and state of repair, subject to ordinary wear and tear and casualty loss, and will promptly, at its own expense, make all necessary or appropriate repairs, replacements and renewals thereof. Without limiting the generality of the foregoing, the Lessee acknowledges that Lessee’s obligations under this paragraph include the maintenance, repair and replacement of plumbing, electrical components, doors, windows, HVAC systems, and interior walls on or serving the Leased Premises. The Lessor shall have no obligation to repair or maintain the Leased Premises or any portion or component thereof. All repairs, replacements and renewals made by the Lessee shall be at least equal in quality, utility and class to the original condition of the Leased Premises on the Commencement Date. The Lessee further covenants and agrees that the Lessee will not commit or suffer to be committed any waste of the Leased Premises. At the expiration of the Lease term, the Lessee will remove all of its equipment, trade fixtures, furniture and personal property placed by it in the Leased Premises (but excluding all tenant improvements which, on installation, shall become part of the Property of the Lessor), immediately repair any damage caused by the removal thereof, and will surrender the Leased Premises in as good order as the same is on the Commencement Date, reasonable wear and tear and casualty loss excepted.

8. Inspection; Right to Perform. The Lessor and its authorized representatives may enter upon the Leased Premises at all reasonable times (after advance notice and scheduling to avoid interference with Lessee’s business thereon) for the purpose of inspecting the same to determine whether the Lessee has performed its covenants and agreements under paragraph 7 of this Lease or for the purpose of doing any work pursuant to this paragraph and taking all such action as may be reasonably necessary or appropriate for any such purpose (but nothing herein contained shall create or imply any duty on the part of Lessor to do any such work). If any such inspection reveals that the Lessee has not fully performed its covenants and agreements under paragraph 7 hereof, the Lessor will give written notice thereof to the Lessee, and if the Lessee does not undertake performance of such covenant or agreement within fifteen (15) days after receipt of such notice and diligently proceed to perform the same, the Lessor, without waiving or releasing any obligation or default of Lessee, may (but shall be under no obligation to) at any time thereafter perform such covenant or agreement for the account of and at the expense of the Lessee and take all such action as, in the reasonable opinion of the Lessor, may be necessary or appropriate therefore. No such entry by the Lessor or its authorized representatives for such purposes shall constitute an eviction of the Lessee. All reasonable costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the Lessor in connection with the performance by Lessor of any such covenant or agreement of Lessee shall constitute additional rent hereunder and will be paid by the Lessee within twenty (20) days after the Lessor’s written demand therefor.

9. Lessee’s Maintenance. The Lessee agrees to maintain in good condition the driveways, walkways, parking areas and landscaping located on the Property, as well as the structural components of the building including the roof, load-bearing walls and foundation.

10. Utilities. The Lessee will pay for all charges for water, sewerage, telephone, electricity, gas, trash collection and other utilities serving the Leased Premises and the Lessee will not permit any lien to be filed against the Lessor by reason of such charges.

11. Lessor’s Insurance. Commencing on the Commencement Date and continuing for the remaining term of this Lease, the Lessor, at the cost and expense of the Lessee, shall provide, maintain and keep in force the following policies of insurance covering the Leased Premises:

a.	Insurance to cover loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk” and all physical loss perils, including but not limited to sprinkler leakage, in an amount not less than 100% of the actual replacement cost thereof from time to time;

b.	Insurance for loss of rental under a rental value insurance policy covering risk of loss during the first twelve months of reconstruction necessitated by the occurrence of any of the hazards described herein; and,

c.	Such other insurance as may be reasonably required by the Lessor or its lender on the Project, including flood insurance if the Leased Premises is in an area identified as a special flood hazard area pursuant to the Flood Disaster Protection Act of 1973 as amended, earthquake insurance and such other insurance as is commonly obtained by prudent owners of property similar in use to and in the same area of the Leased Premises.

At the time premiums for such policies of insurance are due, the Lessor will submit to the Lessee a copy of the invoice thereof and a certificate of insurance showing the type and amount covered by such invoice, and the Lessee will pay the amount of such invoice to the Lessor within twenty (20) days after receipt thereof. If Lessor’s lender shall require that anticipated annual premiums for any policies of insurance required by this Lease be paid to such lender to be held in escrow until payment of such premiums, then Lessee will pay Lessor the amount of such estimated premiums on a monthly basis at the time of and in addition to each installment of Base Rent due hereunder and, in the event such payments are not sufficient to pay in full such premiums as the same come due, Lessee shall also pay to the Lessor the shortage thereof within twenty (20) days after Lessor’s written request therefore. In the event of monthly payments of estimated premiums, the Lessor will annually during the term of this Lease provide the Lessee with an accounting of such payments made, premiums paid and the type and amount of insurance purchased thereby.

12. Lessee’s Insurance. Commencing on the Commencement Date and continuing for the remaining term of this Lease, the Lessee, at its sole cost and expense, shall provide, maintain and keep in force the following policies of insurance:

a.	Comprehensive general liability insurance on an occurrence basis against claims for personal injury including, without limitation, bodily injury, death or property damage occurring on, in or about the Leased Premises and the adjoining streets, sidewalks and passageways, providing coverage of not less than $1,000,000.00 with respect to personal injury or death to any one or more persons or damage to property. Such policy of liability insurance shall name the Lessor and the Lessee as insureds thereunder and will provide that no cancellation thereof or reduction in coverage will be effective except on at least thirty (30) days prior written notice to the Lessor. On the Commencement Date and at least ten (10) days prior to each renewal of such policy of liability insurance, the Lessee will deliver to the Lessor a copy of such policy or a certificate evidencing such renewal, together with evidence of the payment of the premium therefore; and,

b.	Such additional insurance of the types and amounts as determined by the Lessee, including casualty insurance covering Lessee’s furniture, equipment and other property located in the Leased Premises, it being understood that the Lessor will not carry any insurance on property of the Lessee or others located in the Leased Premises, and the Lessor shall not be liable for the theft or misappropriation thereof or for any damages or injury thereto.

13. Waiver of Subrogation. The Lessor and the Lessee expressly waive each in favor of the other all rights of recovery that either of them might have against the other for any and all liability and expense for loss, damage or destruction of property resulting from perils ordinarily covered by standard policies of fire and extended coverage insurance and originating from any cause whatsoever, including negligent acts or omissions of the parties, their agents or employees, so long as such waiver is available under standard forms of insurance coverage.

14. Taxes. The Lessor will pay when due all real estate taxes and assessments coming due on the Property during the term of this Lease and the Lessee will pay to Lessor all such taxes. If at any time during the term of this Lease, Lessor’s lender on the Property shall require that anticipated real estate taxes be paid to such lender to be held in escrow until payment thereof, then Lessee will pay Lessor the Lessee’s share of such estimated taxes (as determined above) on a monthly basis at the time of and in addition to each installment of Base Rent due hereunder and, in the event such payments are not sufficient to pay in full such taxes as the same come due,

Lessee shall also pay to Lessor the shortage thereof within twenty (20) days after demand therefore. The Lessee also agrees to pay, promptly as and when the same shall become due and payable, and to hold Lessor harmless therefrom, all taxes and assessments, other than real estate taxes, of every character that may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon (a) the Leased Premises or any part thereof or any rent therefrom or any right or interest therein, or (b) any acquisition, occupancy, use, leasing or possession of or activity conducted on the Leased Premises or any part thereof or any gross receipts thereof or of the rent therefrom; provided that, the Lessee shall not be required to pay any income, profits or revenue tax upon the net income of the Lessor, nor any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of Lessor.

15. Damage or Destruction. The parties agree that if, at any time during the primary or any renewal term of this Lease, the Leased Premises or any part thereof are partially or totally destroyed by fire or other casualty and the same can be repaired or restored within one hundred twenty (120) days from the occurrence of such damage, then the Lessor will undertake repair and restoration of the Leased Premises at its cost with due diligence and return the Leased Premises to at least as good a condition as existed prior to such damage or destruction within such one hundred twenty (120) day period.

a.	Major Damage or Destruction. If, at any time during the primary or any renewal term of this Lease, the Leased Premises or any part thereof are partially or totally destroyed by fire or other casualty and the same cannot reasonably be repaired or restored within one hundred twenty (120) days from the occurrence of such damage, then the Lessor and the Lessee shall each have the option to terminate and cancel this Lease effective the date of such casualty by giving written notice of such cancellation to the other party within thirty (30) days after the happening of such damage. In the event neither party so elects to terminate this Lease, then such repairs will be made with due diligence by and at the cost of the Lessor to at least as good as condition as existed prior to such damage or destruction.

b.	Rent Abatement. All Base Rent and other sums payable hereunder shall be abated during the period the Leased Premises are damaged and untenantable.

c.	Lessee’s Improvements. Unless this Lease is canceled and terminated in accordance with the foregoing provisions, repair or replacement of the improvements or property of the Lessee on the Leased Premises shall be the obligation of and at the cost of the Lessee, provided that Lessor will make available to Lessee any insurance proceeds received by Lessor which are specifically designated as payment for damage or destruction of such improvements or property which Lessee is obligated herein to repair or replace.

16. Eminent Domain. In the event all or any significant portion of the Building or any portion of the Leased Premises which is reasonably necessary to provide access to or parking for such Building shall be taken by any public or quasi-public authority under the power of eminent domain, then Lessor and Lessee shall each have the option to terminate this Lease by giving written notice of such termination to the other within ninety (90) days after receipt of notice of such taking. If either Lessor or Lessee elects to terminate, then this Lease shall terminate on the day title is transferred to such authority and rent shall be paid up to that date. In the event neither shall elect to terminate this Lease, Lessor will diligently undertake repair, restoration or modification of the Leased Premises required as a result of such taking and the Base Rent payable hereunder will be abated and/or adjusted in an equitable manner to reflect any diminished value (either temporary or permanent) of the Leased Premises as a result of such taking. The Lessor hereby reserves to itself all rights to receive all condemnation awards for the taking of all or any portion of the Leased Premises, and the Lessee hereby waives and releases to the Lessor all of the Lessee’s rights to such awards. However, nothing herein shall be deemed to prohibit the Lessee from seeking a separate award for its damages arising from such condemnation.

17. Hazardous Substances. Lessee agrees that it will not dispose of or otherwise release any Hazardous Substances (as hereinafter defined) on or about the Leased Premises during the term of this Lease except as permitted by regulations for hospitals and healthcare facilities. In the event any Hazardous Substances shall be disposed of or otherwise released on or about the Leased Premises by Lessee, its employees or agents, then Lessee, at its cost, will promptly take such action as may be required by law to remove and abate such Hazardous Substances from the Leased Premises, and Lessee agrees to indemnify and hold the Lessor harmless therefrom. As used herein, the term “Hazardous Substances” shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, as the same may be amended from time to time.

18. Lessee’s Default. If (i) the Lessee defaults in the payment of any rent or other amounts due under the Lease and such default continues for ten (10) days after the Lessee’s receipt of written notice of such default, or (ii) the Lessee defaults in performance or observance of any of its covenants or obligations provided herein other than payment of rent and fails to remedy the same within thirty (30) days after the Lessee’s receipt of written notice of such default, or if such default is of the type that cannot reasonably be cured within thirty (30) days, the Lessee shall not have commenced to cure such default within such thirty (30) day period and diligently proceed to cure the same; then, in any of such events, the Lessor shall be entitled to exercise all rights and remedies afforded the Lessor in the State where the Leased Premises are located arising from such default. Without limiting the foregoing, the Lessor may, at the Lessor’s option, terminate this Lease or may, without such termination, enter into the Leased Premises, remove the Lessee’s property therefrom, and relet the Leased Premises, but in the event of Lessor’s re-entry, such re-entry shall not work a forfeiture of the rents to be paid and the covenants to be performed by the Lessee during the full term of this Lease. The mention herein of any particular remedy shall not preclude the Lessor from any other remedy which the Lessor might have, either in law or in equity, nor shall consent to one act which would otherwise be a violation of a covenant or condition of this Lease prevent a subsequent violation from having all the force and effect of an original violation.

19. Lessor’s Default. If the Lessor fails to perform any covenant, agreement, undertaking or obligation imposed upon it in this Lease, and fails to remedy the same within thirty (30) days after notice thereof by the Lessee to the Lessor, or if such default is of the type that cannot reasonably be cured within thirty (30) days, the Lessor shall not have commenced to cure such default within such thirty (30) day period and diligently proceed to cure the same, then the

Lessee may undertake to perform such covenant, agreement, undertaking or obligation of and on behalf of the Lessor, and if the Lessor does not pay to the Lessee the reasonable cost thereof within ten (10) days after receipt of a statement therefor, the Lessee may recover from the Lessor the cost of such performance by Lessee.

20. Alterations. The Lessee will not make any alterations or additions to the exterior of the building, make any structural changes to the building, or otherwise make any such changes whatsoever to the Property without first obtaining the Lessor’s written consent, which consent will not be unreasonably withheld. The Lessee agrees that the Lessee will not allow or permit any mechanics’, materialmen’s or laborers’ liens to attach to the Property as a result of any such work by the Lessee, and agrees to hold the Lessor harmless therefrom. If any such lien shall be filed, the Lessee shall cause the same to be removed within fifteen (15) days thereafter by payment of the underlying claim or the posting of a bond or bonds in the manner provided by the law of the State where the Property is located. All such alterations and additions, excepting only trade fixtures, equipment and merchandise of the Lessee, shall be and become part of the Building and shall not be removed by the Lessee on termination of this Lease.

21. Subordination. At the option of the Lessor, this Lease will be subject and subordinate to any existing or future mortgage or ground lease covering the Property, provided that any such mortgage or ground lease or a separate agreement shall contain a provision whereby the mortgagee or ground lessor agrees not to disturb the possession of the Lessee, nor to terminate any interest or right of the Lessee created by this Lease by foreclosure or otherwise so long as the Lessee shall not be in default under any provision of this Lease. From time to time, within twenty (20) days after request by the Lessor, the Lessee will execute and deliver to Lessor or the holder of a mortgage encumbering the Leased Premises a Subordination, Attornment and Nondisturbance Agreement and/or an Estoppel Certificate in reasonable form setting forth the agreements contained in this paragraph and/or the current status of this Lease. The word “mortgage”, when used herein, includes mortgages, deeds of trust or other similar instruments used in connection with obtaining financing.

22. Lessor’s Warranties. The Lessor warrants it is the owner of merchantable title to the Property (subject to easements, restrictions and mineral interests previously reserved or conveyed of record) and has full right and authority to execute this Lease. The Lessor covenants that the Lessor will warrant and forever defend the rights of the Lessee to possession and quiet enjoyment of the Leased Premises against all persons whomsoever so long as the Lessee shall observe the terms of this Lease.

23. Indemnification. The Lessee shall indemnify and save harmless the Lessor from all loss, cost, damage, expense and attorneys’ fees which the Lessor might sustain or incur on account of any claim, demand, lien or suit of any person or persons by reason of the operation and conduct of the business of the Lessee on the Leased Premises or on account of any condition existing on the Leased Premises under the control of the Lessee.

24. Holding Over. In the event the Lessee remains in possession of the Leased Premises, or any part thereof, after the expiration of the term of this Lease, the Lessee shall be deemed to be occupying the Leased Premises as a Lessee from month to month, otherwise subject to all conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy.

25. Entry; Signs. The Lessor and its authorized representatives may enter upon the Leased Premises at all reasonable times (after advance notice and scheduling to avoid interference with Lessee’s business thereon) for the purpose of exhibiting the Leased Premises for the purpose of sale, mortgage or other financing thereof. No signs advertising the sale or lease of the Leased Premises will be placed on the Leased Premises except during the last one hundred twenty (120) days of the term of this Lease, if the same has not been extended as herein provided.

26. Interest. Any amount not paid within ten (10) days after the date that it is due under the terms of this Lease will bear interest at the rate of twelve percent (12%) per annum until the same is paid in full.

27. Attorneys’ Fees. In any action brought to enforce or defend any rights or obligations under this Lease, the prevailing party shall be entitled to its fees and costs, including reasonable attorneys’ fees, in addition to other relief awarded.

28. Assignment and Subletting. The Lessee shall not assign this Lease or sublease the Leased Premises or any part thereof without the prior written consent of the Lessor, which consent will not be unreasonably withheld.

29. Notices. Any bill, statement, notice or other communication to be rendered by the Lessor or Lessee, shall be deemed sufficiently given if the same be in writing and personally delivered, sent by overnight courier, or mailed by certified mail, postage prepaid, return receipt requested, to the other party at its address at the Property and by delivering a copy of each such notice to Foundation Management Affiliates, L.P., 13900 North Portland Ave., Suite 200, Oklahoma City, Oklahoma, 73134-4005.

30. Binding Effect. This Lease constitutes the entire agreement between the parties on the subject matter hereof and may not be changed, modified, amended or supplemented except in writing, signed by both of the parties. All oral or other written agreements, promises and arrangements in relation to the subject matter of this Lease Agreement are hereby rescinded. This Lease will be binding on each of the parties and their respective heirs, personal representatives, successors, and assigns. If any part of this Lease is held to be unenforceable, the balance will nevertheless be effective and enforceable.

31. Time. Time is of the essence with regard to this Lease and of all provisions hereof.

32. Construction. This Lease shall be construed, enforced and governed in accordance with the laws of the State of Texas. The descriptive headings contained in this Lease are for convenience only and are not intended to define the subject matter or the provisions of this Lease and are not to be used for interpretation thereof.

33. Short Form Lease. The parties hereto agree that this Lease Agreement shall not be recorded, but that if either party so desires, the Lessor and the Lessee will enter into a Short Form Lease setting forth the terms of this Lease Agreement which may be recorded with the appropriate governmental agency in the county where the Leased Premises are located. In addition thereto, Lessor may record with the county clerk for Bexar County, Texas, a memorandum of lease setting forth the name and address of the Lessee, the address and legal description of the Leased Premises, and the term and expiration date of the Initial Term and any renewal terms.

34. Relationship of Parties. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or a partnership or a joint venture between the parties hereto, it being agreed that neither the method of computation of rent nor any other provisions set forth herein nor any acts of the parties herein shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

LESSOR:	FOUNDATION BARIATRIC REAL ESTATE OF SAN ANTONIO, L.P., a Texas limited partnership

By:
Robert M. Byers, Manager of Foundation Bariatric General, L.L.C., its General Partner

LESSEE:	FOUNDATION BARIATRIC HOSPITAL OF SAN ANTONIO, L.P., a Texas limited partnership

By:
Robert M. Byers, Manager of Foundation Bariatric General, L.L.C., its General Partner

EXHIBIT “A”

(Legal Description of Property)

SCHEDULE 4.

(Base Rent Schedule During Initial Term)

The Base Rent shall be $110,228.33 per month during the Initial Term of the Lease.

11